UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

TERRAFORM POWER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 Baltimore Avenue, Beltsville, Maryland

(Address of principal executive offices, including zip code)

(443) 909-7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Sanjeev Kumar

On September 17, 2014, TerraForm Power, Inc. (the “Company”) issued a press release announcing that Mr. Sanjeev Kumar has tendered his resignation as Chief Financial Officer of the Company, effective September 29, 2014.

Appointment of Alejandro Hernandez

On September 17, 2014, the board of directors of the Company (the “Board”) appointed Mr. Alejandro (“Alex”) Hernandez, to serve as Executive Vice President and Chief Financial Officer, effective upon Mr. Hernandez becoming an employee of one of the subsidiaries of SunEdison, Inc. (“SunEdison”), the indirect parent of the Company on September 29, 2014.

As an employee of a subsidiary of SunEdison, Mr. Hernandez’s services will be provided to the Company in accordance with the management services agreement between the Company and SunEdison. As a result, SunEdison will determine and pay Mr. Hernandez’s compensation. The ultimate responsibility and authority for compensation-related decisions for Mr. Hernandez will reside with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any such compensation decisions will not be subject to any approvals by the Company’s board of directors or any committees thereof. Mr. Hernandez may participate in employee benefit plans and arrangements sponsored by SunEdison, including plans that may be established in the future. The Company will not reimburse SunEdison for compensation related expenses attributable to Mr. Hernandez’s time dedicated to providing services to the Company.

Prior to joining TerraForm Power, Mr. Hernandez was Managing Director in the Investment Banking Division of Goldman, Sachs & Co. Mr. Hernandez joined Goldman Sachs in August 2005 and was named Managing Director in November 2012. In that role, Mr. Hernandez was responsible for primary coverage of North American energy companies in the power, utility, and renewable energy sectors, and provided strategic and capital markets advice to management teams and Boards of Directors. Mr. Hernandez has advised SunEdison since 2007 on many of the Company’s key strategic initiatives and financing transactions. Most recently, he headed the Goldman Sachs team that served as lead bookrunner and structuring agent for TerraForm Power’s recent initial public offering. Mr. Hernandez earned a BA, cum laude, in Economics from Rice University, a BSc General Course from the London School of Economics, and an MBA from Columbia Business School. He currently serves as a Roundtable member of the James A. Baker III Institute for Public Policy at Rice University.

In connection with Mr. Hernandez’s appointment as Chief Financial Officer, Mr. Hernandez will be granted 250,000 restricted stock units, which will vest in increments of 25% on September 15, 2015, 25% on September 8, 2016 and 50% on September 8, 2017. 50% of any unvested RSUs will vest upon Mr. Hernandez’s termination without cause. The restricted stock units do not entitle the holder to voting rights with respect to matters presented to the Company’s stockholders, and the holder of the restricted stock units do not have any right to receive dividends prior to vesting. The RSUs will accrue a cash dividend equivalent payments on the RSUs which will be deferred and paid to the extent and when the relevant RSUs vest. Additionally, Mr. Hernandez will be granted 150,000 non-qualified stock options as of his start date with SunEdison. 75,000 of the stock options will vest in increments of 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. With respect to the remaining 75,000 stock options, 25% will vest upon a 15% increase of the Company’s quarterly dividend per common share paid out to its Class A shareholders from $0.2257, thereafter additional 25% tranches will vest upon further 15% increases from the relevant prior threshold. Mr. Hernandez will also have the opportunity to participate in the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.

A copy of the press release announcing Mr. Kumar’s resignation and the appointment of Mr. Hernandez as Chief Financial Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The Exhibit Index attached to this Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TerraForm Power, Inc.

By:	/s/ Sebastian Deschler
Sebastian Deschler
Senior Vice President, General Counsel and Secretary

September 17, 2014

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press release of TerraForm Power, Inc., dated as of September 17, 2014.